Quality Distribution, Inc.

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

March 14, 2013

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of Disclosure Filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Quality Distribution, Inc. has made disclosure pursuant to such provisions in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the U.S. Securities and Exchange Commission on March 13, 2013. This disclosure can be found beginning on page 59 of the Annual Report on Form 10-K and is incorporated by reference herein.

Very truly yours,

QUALITY DISTRIBUTION, INC.

By:	/s/ John T. Wilson
Name:	John T. Wilson
Title:	Senior Vice President, General Counsel and Corporate Secretary